Exhibit 10.21
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made as of February 27, 2025 (the “Effective Date”), by and between MENLO PARK PORTFOLIO II, LLC, a Delaware limited liability company (“Lessor”), and PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation (“Lessee”).
RECITALS
A.    Lessor and Lessee are parties to that certain Lease, dated as of July 22, 2015, as amended by that certain First Amendment to Lease, dated as of December 23, 2016, as further amended by that certain Commencement Date Memorandum, dated December 23, 2016, and as further amended by that certain Second Amendment to Lease, dated December 30, 2019 (the “Second Amendment” and as collectively amended, the “Lease”), with respect to certain premises located at 1305 O’Brien Drive, Menlo Park, California (the “Premises”).
B.    The existing Term of the Lease will expire on October 31, 2027. Lessor and Lessee desire to amend the Lease to extend the Term of the Lease and modify other provisions of the Lease, all as more particularly set forth herein. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.
TERMS AND CONDITIONS
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree that the Lease is amended as follows:
1.Extension of the Term. Effective as of the date hereof, the Term of the Lease is hereby extended for an additional period of seventy-eight (78) months (the “Extended Term”) so that the Extended Term shall commence on November 1, 2027 (“Revised Commencement Date”) and expire unless terminated sooner pursuant to the terms of the Lease, on April 30, 2034 (“Revised Expiration Date”). All references to “Term” in the Lease and this Amendment shall be deemed references to the Term as extended by this Amendment and all references to “Expiration Date” shall be deemed references to the Revised Expiration Date.
2.Monthly Base Rent.
(a)Base Rent. Effective as of the Revised Commencement Date and in addition to Additional Rent and all other costs and expenses payable by Lessee pursuant to the Lease, Lessee shall pay the following Monthly Base Rent for the Premises in accordance with the terms of Paragraph 6(a) of the Lease:

PERIOD	Square Feet	$/SF/Mo./NNN	MONTHLY BASE RENT
11/1/2027-10/31/2028	180,231	$5.70	$1,027,316.70
11/1/2028-10/31/2029	180,231	$5.87	$1,058,136.20

11/1/2029-10/31/2030	180,231	$6.05	$1,089,880.29
11/1/2030-10/31/2031	180,231	$6.23	$1,122,576.70
11/1/2031-10/31/2032	180,231	$6.42	$1,156,254.00
11/1/2032-10/31/2033	180,231	$6.61	$1,190,941.62
11/1/2033-4/30/2034	180,231	$6.81	$1,226,669.86
(b)Abatement of Base Rent. Lessee’s Monthly Base Rent shall be abated for the first seventeen (17) full months following the Effective Date (the “Abatement Period”), if and for so long as Lessee is not in material default under the Lease beyond all applicable notice and cure periods (a “Default”). The total eligible abatement of Monthly Base Rent pursuant to the foregoing based on the assumptions that the Abatement Period commences on March 1, 2025 and ends July 31, 2026 and that Lessee is not in Default during the Abatement Period shall be Eleven Million Six Hundred Forty-One Thousand Sixty-Four and 52/100 Dollars ($11,641,064.52). The foregoing abatement of Monthly Base Rent payable by Lessee shall not be construed as an abatement of any other rent, Additional Rent, or charges payable under the Lease, as amended by this Amendment, including without limitation, Lessee’s Pro Rata Share of Operating Expenses of the Property, Lessee’s Pro Rata Share of the Park Expenses and Lessee’s Pro Rata Share of Taxes in accordance with the terms of the Lease. If Lessee Defaults under the terms of this Lease, and such Default results in the termination of this Lease in accordance with the provisions of Paragraph 23 of the Lease, then the amount of the abated Monthly Base Rent through the date of such termination (“Abated Base Rent”) shall immediately become due and payable as part of Additional Rent under this Lease as of the day prior to such termination. In such event, as a part of the recovery set forth in Paragraph 23 of the Lease, Lessor shall be entitled to recover, in addition to any other amounts due from Lessee, the amount of the Abated Base Rent due under this Section 2(b) as Additional Rent. Notwithstanding the foregoing or anything to the contrary set forth in the Lease or this Amendment, at any time during the Abatement Period, Lessor shall have the right (but not the obligation), in its sole and absolute discretion, to pay Lessee all or a portion of the total amount of the then unamortized amount of the abated Monthly Base Rent during the Abatement Period, in which event (i) Lessee’s obligation to pay Monthly Base Rent shall automatically be reinstated for the remainder of the Abatement Period covered by Lessor’s lump sum payment, at the then-applicable amounts and otherwise in accordance with the terms of the Lease and this Amendment, and (ii) Lessee shall not be entitled to any additional abated Monthly Base Rent under this Amendment.
3.Additional Rent. During the Extended Term and in addition to the Monthly Base Rent set forth in Section 2(a) of this Amendment, Lessee shall continue to pay all Additional Rent for the Premises, including without limitation, Lessee’s Pro Rata Share of Operating Expenses of the Property, Lessee’s Pro Rata Share of the Park Expenses and Lessee’s Pro Rata Share of Taxes in accordance with the terms of the Lease, as amended herein.
4.Lessee’s Pro Rata Share of Operating Expenses. From and after the Effective Date, Lessee’s Pro Rata Share of Operating Expenses of the Property appearing in Paragraph 1 of the Second Amendment is hereby revised and thereafter shall be equal to Ninety-Four and Sixty-Six hundredths percent (94.66%) (180,231/190,389).
5.Lessee’s Pro Rata Share of Taxes. From and after the Effective Date, Lessee’s Pro Rata Share of Taxes appearing in Paragraph 2 of the Second Amendment is hereby revised and thereafter shall be equal to Ninety-Four and Sixty-Six hundredths percent (94.66%).
6.Tenant Improvements.
(a)Approved Space Plan; Tenant Improvement Documents. Following execution of this Amendment, Lessor and Lessee shall work cooperatively to approve the scope of and complete detailed plans for the construction of certain improvements and modifications to the Premises (the “Tenant Improvements”). Rather than a single, comprehensive space plan, the Tenant Improvements shall be completed on a phased basis, with Lessee submitting various project-specific space plans for approval (each, an “Approved Space Plan”) throughout the period from the Effective Date of this Amendment through the “Outside Date” (as defined below). For each phase, Lessor shall cause the Tenant Improvements to be constructed in the Premises in accordance with the terms of this Section 6. For each Approved Space Plan submitted by Lessee, subject to Lessee’s approval, not to be unreasonably withheld, conditioned, or delayed, Lessor shall select an architect (“Architect”) and an engineer (“Engineer”) familiar with the Building Requirements and with all Applicable Laws. Lessor shall engage and manage the Architect and Engineer to prepare, based upon and in conformity with each Approved Space Plan, detailed specifications and engineered working drawings for the respective Tenant Improvements (the “Tenant Improvement Documents”). Lessor and Lessee shall mutually agree upon a schedule of dates for deliveries and receipt of approvals for each phase (the “Schedule”). Lessee shall have the right to review and approve the Tenant Improvement Documents for each phase; provided, however, that so long as the Tenant Improvement Documents are consistent with the applicable Approved Space Plan, Lessee’s approval shall not be unreasonably withheld, conditioned, or delayed, and such approval shall otherwise be given within the timeframes set forth in the Schedule. Prior to the approval dates set forth in the Schedule, if Lessee requests that Lessor make any changes to the Tenant Improvement Documents, Lessor and Lessee shall work together in good faith to promptly agree upon any changes necessary to ensure the Tenant Improvement Documents are consistent with the applicable Approved Space Plan and any previously approved Tenant Improvement Documents. Provided that Lessor delivers to Lessee the Tenant Improvement Documents in compliance with the dates set forth in the Schedule for each phase, Lessee shall approve the Tenant Improvement Documents by the applicable final approval dates (“Final Approval Dates”) specified in the Schedule. Lessee’s failure to approve the Tenant Improvement Documents by the applicable Final Approval Date shall constitute a Lessee delay, and Lessor’s failure to submit the Tenant Improvement Documents at least five (5) days in advance of the applicable Final Approval Dates shall constitute a Lessor delay.
(b)General Contractor; Construction Contract. Following completion of each phase of the Tenant Improvement Documents and subject to Lessee’s approval, not to be unreasonably withheld, conditioned, or delayed, Lessor shall select a general contractor (“General

Contractor”) familiar with the Building Requirements and with all Applicable Laws. As soon as reasonably practicable, the General Contractor shall cause to be prepared, and delivered to Lessor and Lessee, a cost estimate for each phase of the Tenant Improvements. Lessor and Lessee shall cooperate to achieve efficiencies in the cost of the Tenant Improvements and shall confer and negotiate in good faith to reach agreement on a Final Budget for each phase of the Tenant Improvements (such approved budget, the “Final Budget”). Lessor shall use commercially reasonable efforts to enter into a commercially reasonable stipulated sum construction contract with the General Contractor (the “Construction Contract”) in the amount of the Final Budget applicable to each phase of the Tenant Improvements. In no event shall the contract sum under the Construction Contract increase without Lessee’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Lessor shall provide Lessee with a copy of the proposed Construction Contract prior to execution for Lessee's approval and shall provide Lessee with a copy of the approved Construction Contract following execution thereof with General Contractor. Lessee’s approval of the Construction Contract shall not be unreasonably withheld, conditioned, or delayed. If Lessee objects to any term(s) of the proposed Construction Contract, Lessee shall promptly work with Lessor to resolve such concerns so as not to delay completion of the Tenant Improvements. Lessee’s failure to timely approve the Construction Contract shall be a Lessee delay. Lessee agrees and understands that the review of the plans pursuant to this Section 6 by Lessor is solely to protect the interests of Lessor in the Building and the Premises, and Lessor shall not be the guarantor of, nor responsible for, the correctness or accuracy of any such plans or compliance of such plans with Applicable Laws; provided, however, Lessor shall obtain all necessary permits from the City or applicable governmental agency with jurisdiction for each Approved Space Plans as required by Applicable Laws. Lessor agrees to (i) use reasonable efforts to assign any assignable warranties or guaranties provided by the contractors or manufacturers of equipment to be maintained by Lessee pursuant to the Lease (if any) provided as part of the Tenant Improvements or, at Lessee's option, to enforce the same with respect to any defect discovered in such equipment within one (1) year after the substantial completion date of the applicable phase of the Tenant Improvements and (ii) to enforce all other warranties and guaranties with respect to any defect discovered in the Tenant Improvements within one (1) year after the substantial completion date of the applicable phase of the Tenant Improvements. Lessor agrees to obtain a one-year warranty against construction defects in the Tenant Improvements for a period of one year following substantial construction applicable to each phase of the Tenant Improvements.
(c)Construction Schedule. Promptly after Lessor and Lessee have approved the applicable phase of the Tenant Improvement Documents and its corresponding Final Budget, the General Contractor shall (i) provide Lessor and Lessee with a construction schedule (the “Construction Schedule”) and (ii) commence construction of the Tenant Improvements. Each phase of the Tenant Improvements shall be performed in accordance with the approved Tenant Improvement Documents, Final Budget, and Construction Schedule applicable thereto in a diligent, good and workmanlike manner using new materials. The Tenant Improvements shall comply in all respects with the following: (a) the City of Menlo Park Building Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (b) applicable standards of the American Insurance Association (formerly, the National Board of Fire

Underwriters) and the National Electrical Code; and (c) building material manufacturer's specifications. Lessee hereby acknowledges that the Lessor may be required to cause union-only labor to be utilized on some portions of the Tenant Improvements, including, without limitation, mechanical, electrical and plumbing. Lessee acknowledges that the Tenant Improvements will be performed during Lessee’s occupancy and use of the Premises, and may result in inconvenience to Lessee. Lessee will fully cooperate with Lessor’s efforts to efficiently complete the Tenant Improvements. Lessor shall use reasonable efforts to minimize interference with Lessee's use and occupancy of the Premises during the performance of the Tenant Improvements, and Lessor shall perform the Tenant Improvements in a manner which will ensure a secure and safe work site is maintained at all times, mitigate noise throughout the Premises, keep the Premises clean of dust and debris, and which provides customary protective measures for areas of the Premises in the immediate vicinity of the Tenant Improvements. Without limiting the foregoing, at Tenant’s request, the Construction Schedule shall provide that all disruptive Tenant Improvements shall be performed outside of ordinary business hours. Lessee hereby agrees that the performance of the Tenant Improvements shall in no way constitute a constructive eviction of Lessee or entitle Lessee to any abatement of rent payable pursuant to the Lease. At the conclusion of construction, the General Contractor and Designer shall notify Lessor and Lessee of the substantial completion of the Tenant Improvements. At the conclusion of construction, the General Contractor shall also deliver to Lessor (who shall deliver copies of the same to Lessee) (i) “As-Built” plans of the Tenant Improvements in hard copy together with a digital copy (in such commercially reasonable format as shall be designated by Lessor), and (ii) lien waivers/releases from the General Contractor and all of its sub-contractors reflecting that the cost of the Tenant Improvements has been paid in full.
(d)Change Orders. In the event that Lessee desires to make any changes to the approved Tenant Improvement Documents, Lessee shall seek Lessor’s prior written approval of any such changes before they are made and such changes, as well as any Lessee delay or change in the Final Budget resulting therefrom, must be identified in an approved written “Change Order” prior to proceeding with such changes. Changes requested by Lessee to the dates set forth in the Schedule and/or the Construction Schedule shall also be done via a written Change Order approved by Lessor. Change Orders for work on any Approved Space Plan submitted prior to the Outside Date but completed afterward shall follow the same procedures set forth in this section.
(e) Tenant Improvement Allowance; Tenant Improvement Shortfall. Lessor shall contribute up to, but not exceeding Seven Million Two Hundred Nine Thousand Two Hundred Forty and 00/100 Dollars ($7,209,240.00) which amount equates to Forty Dollars ($40.00) per rentable square foot of the Premises (the “Tenant Improvement Allowance”) for costs relating to the initial design and construction of the Tenant Improvements. The Tenant Improvement Allowance shall be used to pay for the cost of (i) the construction drawings for the Tenant Improvements within the Premises, (ii) engineering required in connection with the performance of such work, (iii) all permit fees required by any administrative or governmental agency in connection with the performance of the Tenant Improvements or other costs expended in obtaining approvals and permits, (iv) General Contractor, subcontractors, vendors, and suppliers costs and charges for materials, supplies and labor, contractor’s profit, overhead and general conditions, (v) Change Orders, and (vi) Supervision Fee (as defined below). Lessee shall be liable for all fees and costs of the design and construction of the Tenant Improvements in excess of the Tenant Improvement Allowance (such amount referred to herein as the “Tenant Improvement Shortfall”). Lessor shall disburse the Tenant Improvement Allowance directly to the applicable design professionals, contractors, materialmen or other laborers in connection with the construction of the Tenant Improvements. Lessee shall pay the Tenant Improvement Shortfall upon written request from Lessor accompanied by invoices reflecting such amounts due within thirty (30) days following Lessor’s delivery of such payment request. The Tenant Improvement Shortfall shall be invoiced and paid monthly as the construction costs are incurred during construction of the Tenant Improvements and shall be payable in proportion to the percentage that the Tenant Improvement Shortfall bears to the total cost of the Tenant Improvements. Following completion of each phase of the Tenant Improvements and final determination of the cost of the Tenant Improvement Shortfall for that phase, the parties shall review and reconcile any underpayments or overpayments by Lessee of the Tenant Improvement Shortfall. Lessor shall employ Tarlton Properties, Inc. as construction manager for the Tenant Improvements at a fee (the “Supervision Fee”) equal to three percent (3%) of hard construction costs of the Tenant Improvements (i.e., the amounts paid to any general contractor, subcontractors, vendors, and suppliers for labor and materials for the construction of the Tenant Improvements). The Tenant Improvements shall be constructed on an “open book” basis and Lessee shall have the right to reasonably audit and inspect all relevant costs, books and records related to the Tenant Improvements in Lessor’s office during normal business hours upon not less than forty-eight hours’ advance written notice to Lessor. Lessee must complete its final audit and review within sixty (60) days of Lessor’s payment of final invoices for the Tenant Improvements. Lessee shall have no responsibility for and the Tenant Improvement Allowance shall not be used for the following: (a) attorneys' fees, experts' fees and other costs in connection with disputes with third parties; (b) interest and other costs of financing construction costs, if any, incurred by Lessor; (c) costs incurred as a consequence of Lessor Delay; (d) costs recovered by Lessor upon account of warranties and insurance; (e) provided Lessee promptly pays its Tenant Improvement Shortfall as and when invoiced, and for increases in costs resulting from Tenant Delays or Change Orders, penalties and late charges attributable to Lessor's failure to pay construction costs for which Lessor is responsible hereunder (not including any costs associated with construction, installation or equipment directly contracted for by Lessee); and (f) construction management and overhead charges of Lessor other than the Supervision Fee.
(f)Outside Date. If any portion of the Tenant Improvement Allowance is not used by Lessee prior to December 31, 2027 (the “Outside Date”), such portion shall be deemed waived with no further obligation by Lessor with respect thereto; provided, however, if Lessee and Lessor have approved the Tenant Improvement Documents for one or more Approved Space Plans by October 1, 2027, and there remains Tenant Improvement Allowance funds available, such remaining funds may be applied towards such Approved Space Plan(s) within the time period set forth herein, even if the associated Tenant Improvements are completed after the Outside Date, but in no event shall the Tenant Improvement Allowance funds be available for any project after December 31, 2028. Notwithstanding the foregoing, if all necessary permits with respect to an Approved Space Plan have been obtained and construction work has commenced on the project prior to December 31, 2028, then Lessee shall have until June 30, 2029 to use any remaining Tenant Improvement Allowance funds available for such project. If the total cost of the Tenant

Improvements is less than the amount of the Tenant Improvement Allowance, and provided that Lessee is not in Default under this Lease, then Lessee shall have the option, exercised by written notice to Lessor delivered prior to the Outside Date, to use an amount equal to the difference between the total cost of the Tenant Improvements and the Tenant Improvement Allowance, such amount not to exceed $10.00 per rentable square foot of the Premises (the “Excess Allowance”) to pay for Lessee’s furniture, fixtures and equipment within the Premises (the “FF&E Credit”). If Lessee does not use all of the Excess Allowance prior to December 31, 2028, as may be extended as set forth above, then such unused portion of the Excess Allowance shall thereafter be deemed waived with no further obligation by Lessor with respect thereto.
7.Option to Extend. All references to the “Extended Term” in Paragraph 3 of the Lease shall be deemed references to the Second Extended Term (as hereinafter defined) and Paragraph 3(a) of the Lease is hereby deleted in its entirety and replaced with the following language:
“(a)    Lessor hereby grants to Lessee one (1) option to extend the Term of this Lease (the “Option to Extend”) for a period of ten (10) years (the “Second Extended Term”) immediately following the expiration of the Extended Term. Lessee may exercise the Option to Extend by giving written notice of exercise to Lessor at least nine (9) months but no more than twelve (12) months prior to the expiration of the Extended Term of this Lease (the “Option Exercise Period”), time being of the essence; provided that if (i) at any time between the date of delivery of the exercise notice by Lessee and the end of the Extended Term there is an uncured Default continuing beyond any applicable notice and cure periods, or (ii) Lessee is then occupying and conducting operations for the Use permitted in Paragraph 9 of the Lease in less than fifty-one percent (51%) of the Premises, then such notice shall be void and of no force or effect. The Second Extended Term, if the Option to Extend is exercised, shall be upon the same terms and conditions as the Extended Term of this Lease, including the payment by Lessee of the Additional Rent pursuant to Paragraph 6 of the Lease, except that (A) Lessee shall pay Monthly Base Rent, as determined as set forth in Paragraph 3 of this Lease, during the Second Extended Term, (B) there shall be no additional option to extend, and (C) Lessee shall accept the Premises in their then “as is” condition and Lessor shall have no obligation to provide a tenant improvement allowance. If Lessee does not exercise the Option to Extend in a timely manner the Option to Extend shall lapse, time being of the essence.”
8.Condition of the Premises. Expect as set forth in Section 6 above, Lessor shall have no obligation whatsoever to construct leasehold improvements for Lessee or to repair or refurbish the Premises (except for Lessor’s express repair and maintenance obligations set forth in the Lease). Subject to the foregoing, the taking of possession of the Premises by Lessee shall be conclusive evidence that Lessee accepts the same “AS IS” and that the Premises is suited for the use intended by Lessee and was in good and satisfactory condition as of the Effective Date. Lessee acknowledges that neither Lessor nor Lessor’s agents has made any representation or warranty as to the condition of the Premises or the Building or its suitability for Lessee’s purposes. Lessee represents and warrants to Lessor that (a) its sole intended use of the Premises is for uses set forth in the Lease, (b) it does not intend to use the Premises for any other purpose, and (c) prior to executing this Amendment it has made such investigations as it deems appropriate with respect to the suitability of the Premises for its intended use and has determined that the Premises is suitable for such intended use.
9.Assignment and Subletting. Paragraph 18(b)(3) of the Lease is hereby deleted in its entirety and shall have no further force or effect.
10.Security Deposit. Lessor is currently holding a Security Deposit in the form of a Letter of Credit in the amount of $1,500,000.00 pursuant to the terms and conditions set forth in Paragraph 8 of the Lease.
11.Deletion. Effective as of the Revised Commencement Date, Paragraph 4 of the Second Amendment (Credit) shall be deleted and have no further force and effect.
12.Civil Code Section 1938 Disclosure. For purposes of Section 1938(a) of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges that neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp) (defined by California Civil Code Section 55.52). Pursuant to California Civil Code Section 1938, Lessee is hereby notified that a CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Lessor may not prohibit Lessee from obtaining a CASp inspection of the Premises for the occupancy of the Lessee, if requested by Lessee. Lessor and Lessee shall mutually agree on the arrangements for the time and manner of any CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
13.OFAC List Representation. Lessee hereby represents and warrants to Lessor that neither Lessee nor any of its officers, directors, or affiliates is or will be an entity or person: (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.
14.Real Estate Brokers. Lessee’s broker is Savills, Inc. (“Lessee’s Broker”) and Lessor’s broker is CBRE, Inc., (“Lessor’s Broker” and collectively, with Lessee’s Broker, the “Brokers”). Each party represents and warrants to the other party that it has not had any dealings with or engaged any other broker, finder or other person other than the Brokers who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this

Amendment, and each party shall indemnify, defend and hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of such party. Lessor shall pay a leasing commission to the Brokers pursuant to the terms of a separate written agreement.
15.Continuing Effect. All of the terms and conditions of the Lease shall remain in full force and effect, as the Lease is amended by this Amendment.
16.Conflicts. If any provision of this Amendment conflicts with the Lease, the provisions of this Amendment shall control.
17.Warranty of Authority. Each party represents and warrants to the other that the person signing this Amendment is duly and validly authorized to do so on behalf of the entity it purports to so bind, and if such party is a limited liability company or a corporation, that such limited liability company or corporation has full right and authority to enter into this Amendment and to perform all of its obligations hereunder and that it has obtained all necessary consents and approvals to enter into this Amendment, including from the holder of any Security Instrument, if any exists.
18.Effectiveness. No binding agreement between the parties pursuant hereto shall arise or become effective. until this Amendment has been duly executed by both Lessor and Lessee and a fully executed copy of this Amendment has been delivered to both Lessor and Lessee. This Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Amendment
19.Governing Law. This Amendment is governed by the Electronic Signatures in Global and National Commerce Act (15 U.S.C.§§ 7001 et seq.) and the laws of the State of California without regard to its conflicts of law rule.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
“LESSOR”

MENLO PARK PORTFOLIO II, LLC, a Delaware limited liability company

By:    GAVI MENLO PARK PORTFOLIO II MEMBER, LLC,
    a Delaware limited liability company,
    its Co-Managing Member

         By:    PRINCIPAL REAL ESTATE INVESTORS, LLC,
                  a Delaware limited liability company, its authorized signatory

                  By /s/ Alex Mather
                  Name: Alex Mather
                  Title: Managing Director

                  By /s/ Joel Woehler
                  Name: Joel Woehler
                  Title: Managing Director

By:     TPI INVESTORS 11, LLC,
           a California limited liability company, its managing member

           By: TARLTON PROPERTIES, INC., a California corporation

           By /s/ Elizabeth Krietemeyer
           Name: Elizabeth Krietemeyer
           Title: Senior Vice President

“LESSEE” PACIFIC BIOSCIENCES OF CALIFORNIA, INC., a Delaware corporation By: /s/ Mark Van Oene Name: Mark Van Oene Its: Chief Operating Officer

    10